14




                        ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (the "Agreement") is entered into this 1st day of December, 1997, by and among HAGLER BAILLY, INC., a Delaware corporation ("Acquiror"); HAGLER BAILLY ACQUISITION CORP. 1997-1, a Maryland corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), Richard R. Mudge, acting by virtue of the Merger Agreement (as hereinafter defined) as the representative (the "Stockholders' Representative") of the stockholders (the "Company Stockholders") of Apogee Research, Inc., a Maryland corporation (the "Company") and State Street Bank and Trust Company, a Massachusetts banking corporation, as escrow agent (the "Escrow Agent").

           WHEREAS, Acquiror, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of November 18, 1997 (the "Merger Agreement"), providing for the merger of the Company with and into Merger Sub, pursuant to which the outstanding shares of common stock, par value $.10 per share of the Company ("Company Common Stock") will be exchanged for shares of common stock, par value $0.01 per share of Acquiror ("Acquiror Common Stock");

           WHEREAS, capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement;

            WHEREAS, Section 2.3(a) of the Merger Agreement provides that at the Effective Time, Acquiror shall deposit with the Escrow Agent five percent (5%) of the aggregate number of shares of Acquiror Common Stock issuable to the Company Stockholders and the Unvested Optionholders in connection with the Merger ("Merger Stock"), which shall fund and be the sole source of securing the indemnification rights contemplated by
Section 10 of the Merger Agreement;

           WHEREAS, as contemplated by Section 2.3(b) of the Merger Agreement, the Stockholders' Representative has been appointed by the Company Stockholders as their attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the Company Stockholders (with full power of substitution in the premises), in connection with responding to the assertion of any and all claims for indemnification by Acquiror pursuant to the terms of this Agreement and the provisions of the Merger Agreement pertaining thereto; and

           WHEREAS, the Escrow Agent is willing to act in the capacity of Escrow Agent hereunder, subject to and upon the terms and conditions of this Agreement.

           WHEREAS, the parties to the Merger Agreement have agreed that the execution and delivery of this Agreement and the establishment of the escrow provided for herein shall satisfy the obligations of the parties to execute and deliver such escrow agreement.

           NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                            ARTICLE I

          DESIGNATION OF ESCROW AGENT AND ESCROW STOCK

           1.1 Appointment by Escrow Agent. Acquiror and the Stockholders' Representative hereby designate and appoint the Escrow Agent as escrow agent to receive, hold and disburse the Escrow Stock (as hereinafter defined), and the Escrow Agent hereby accepts such appointment and agrees to act in furtherance of the provisions of the Merger Agreement, but only upon the terms and conditions provided in this Agreement.

          1.2 Escrow Deposit. In accordance with Section 2.3(a) of the Merger Agreement, Acquiror (or its transfer agent) shall on the Closing Date issue and deliver to the Escrow Agent one certificate in the name of the Company Stockholders (the "Escrow Certificate") representing that number of shares of Acquiror
Common Stock issuable to the Company Stockholders and the Unvested Optionholders in accordance with Section 2.3(a) of the Merger Agreement (the "Escrow Stock"), and as set forth in Schedule A hereto (which Schedule shall identify the name, address and the percentage interest in the Escrow Stock for each Company Stockholder and the Unvested Optionholder), which shall constitute five percent (5%) of the Merger Stock issued in connection with the Merger.

           1.3 Stock Splits/Stock Dividends. In connection with any delivery of any Escrow Stock pursuant to this Agreement, any and all securities, property or cash that would have been distributed to the holders of such Escrow Stock as a result of any non-taxable stock dividend, stock split, reclassification, recapitalization, merger, business combination, consolidation, sale of assets or similar transaction shall be deemed to be Escrow Stock and shall be subject to the terms hereof to the same extent as the original Escrow Stock.

           1.4 Voting Rights of Escrow Stock. All voting rights with respect to Escrow Stock shall be exercised by the Company Stockholders in accordance with their proportionate interests therein, and the Escrow Agent shall from time to time execute and deliver to the Company Stockholders such proxies, consents or other documents as may be necessary to enable such Company Stockholders to exercise such rights and which are delivered to the Escrow Agent for execution.

           1.5 Cash Dividends. Any cash dividends and any taxable stock dividends paid with respect to the Escrow Stock shall be paid by Acquiror to the Company Stockholders in accordance with their respective interests in the Escrow Stock and shall not be subject to the terms of this Agreement.

           1.6 Value of Escrow Stock. For all purposes of this Agreement, including without limitation the distribution of Escrow Stock, the value of each share of Escrow Stock shall be equal to the average of the reported closing price of a share of Acquiror Common Stock on the Nasdaq Stock Market on each of the twenty (20) business days prior to the Closing Date (the "Acquiror Closing Price"), as such Acquiror Closing Price is certified to the Escrow Agent by the Stockholder Representative and the authorized representative of the Acquiror.

           1.7 Liabilities Covered. The Agreement has been executed and the deposit of the Escrow Stock hereunder has been made pursuant to Section 2.3 and Section 10 of the Merger Agreement. The deposit of the Escrow Stock has been made for the purpose of funding and securing, to the extent of the value of the Escrow Stock, the indemnities set forth in Section 10 of the Merger Agreement until the expiration of the Claims Deadline or as otherwise provided herein.

                           ARTICLE II

               DELIVERY OF ESCROW STOCK FOR CLAIMS

            2.1    Claims  Against  Escrow  Stock.   Subject   to
Section 2.4 hereof, if, at any time on or prior to the Claims Deadline (as hereinafter defined), Acquiror (on its own behalf or on behalf of any other Acquiror Indemnified Person) shall assert a claim for indemnification pursuant to Article X of the Merger Agreement, then Acquiror shall submit to the Escrow Agent and to the Stockholders' Representative a written claim (a "Claims Notice") signed by an executive officer of Acquiror stating:
(i) that an Acquiror Indemnified Person has incurred the amount of Losses specified in such Claims Notice; (ii) in reasonable detail the basis of such Claims Notice; (iii) if the Losses have actually been incurred, the number of shares of Escrow Stock to which such Acquiror Indemnified Person is entitled with respect to such Losses determined by dividing the amount of Losses specified therein by the Acquiror Closing Price; and (iv) that a copy of such Claims Notice has been delivered to the Stockholders' Representative. If the claim is for Losses which the Acquiror Indemnified Person reasonably believes it may incur, the written claim of the Acquiror shall state that such written claim is not a Claims Notice hereunder and the reasonable estimate of such Losses, in which event a claim shall be deemed to have been asserted against the Escrow Stock on behalf of the Acquiror in the amount of such estimated Losses, but no payment or distribution shall be made by the Escrow Agent out of the Escrow Stock until (i) such Losses have actually been incurred;
(ii) the Acquiror submits a Claims Notice to the Escrow Agent and the Stockholders' Representative (whether or not the Losses are incurred prior to the Claims Deadline); and (iii) the Escrow Agent determines that no timely Response Notice (as defined below) has been filed and/or the Escrow Agent has not received written notice that a dispute as to the requests in the Claims Notice exists. In the event of a timely Response Notice, the provisions of Section 2.3 hereof shall apply.

            2.2    Resolution  of  Asserted   Claims.    If   the
Stockholders' Representative does not deliver to the Escrow Agent and the Acquiror a written objection with respect to a Claims Notice (a "Response Notice") within twenty-eight (28) days after the delivery of a Claims Notice hereunder to the Escrow Agent, then the Escrow Agent shall immediately deliver to the Acquiror the number of shares of Escrow Stock specified in such Claims Notice. Any Response Notice shall be signed by the Stockholders' Representative and state in reasonable detail the basis of any objection to a Claims Notice. If the Stockholders' Representative delivers a timely Response Notice to the Escrow Agent, the Escrow Agent shall comply with the terms of Section
2.3 of this Agreement.

           2.3 Resolution of Disputed Claims Against Escrow Stock. If a dispute arises between the Acquiror and the Stockholders' Representative as evidenced by the delivery by the Stockholders' Representative of a timely Response Notice pursuant to the terms of Section 2.2 hereof or by a notice of a dispute under Section 2.4, then the Escrow Agent shall not be permitted or required to resolve such dispute or take any action, including but not limited to, disbursing such Escrow Stock (or any portion thereof), but shall await resolution of the controversy by:
(a) a certificate signed on behalf of the Acquiror and the Stockholders' Representative certifying the resolution of the amount of the asserted claim for Losses in dispute pursuant to the Dispute Resolution section of the Merger Agreement and directing the delivery of a specified number of shares of Escrow Stock to which the Acquiror Indemnified Person is entitled with respect to such amount; (b) a certified copy of a final, binding and nonappealable judgment of a court of competent jurisdiction directing delivery of shares of Escrow Stock to the Acquiror Indemnified Person; or (c) a certified copy of an award of an arbitrator, under an arrangement providing for no appeal, determining the amount of the asserted claim in dispute. Upon receipt of any such certification, the claim for Losses shall be treated as a resolved undisputed claim and the Escrow Agent shall present to the Acquiror's transfer agent (the "Transfer Agent") the Escrow Certificate and shall obtain from the Transfer Agent in replacement thereof certificates (a) in the name of the Acquiror Indemnified Person and (b) in the name of the Company Stockholders and shall deliver to the Acquiror Indemnified Person the certificate representing the number of shares of Escrow Stock to which the Acquiror Indemnified Person is entitled with respect to such Losses in accordance with and pursuant to such certification (in all cases, to be determined by dividing the amount of such Losses by the Acquiror Closing Price).

           2.4 Indemnification Cap, Indemnification Basket and Excluded Matters. Acquiror and the Stockholders' Representative acknowledge and agree that (a) the value of the Escrow Stock
shall   be   the   total  amount  that  shall  be   payable   for
indemnification under the terms of this Agreement; and (b) any claim made pursuant hereto shall be for an amount in excess of $25,000. Acquiror agrees not to unreasonably segregate or aggregate any claim or claims in order for an individual claim to exceed $25,000. The Escrow Agent shall make no payment out of any Escrow Stock if the Escrow Agent receives written notice that a good faith dispute exists as to segregation or aggregation by Acquiror. Any such disputes shall be subject to the dispute resolution process set forth in Section 4.1(i) hereof. Acquiror acknowledges and agrees that the Acquiror shall have no right to assert a claim for indemnification hereunder for any matter set forth on Schedule 2.4.

          2.5 The Stockholders' Representative hereby waives any objections to (including any right to present a Response Notice to the Escrow Agent), and acknowledges and agrees that Acquiror shall have the right of indemnification for, Losses resulting from, imposed upon or incurred by any Acquiror Indemnified
Person, directly or indirectly, as a result of (i) taxes, penalties and interest pursuant to a certain Notice of Lien of Judgment for Unpaid Tax dated June 17, 1994, and (ii) taxes, penalties and interest pursuant to a certain Notice of Federal Tax Lien dated September 17, 1994, or (iii) release, termination or discharge of either of such liens ((i), (ii) and (iii) are collectively referred to herein as the "Acknowledged Claims"). The Stockholders' Representative acknowledges and agrees that no Response Notice or other challenge may be filed with respect to the Acknowledged Claims. Acquiror agrees to allow Apogee six (6) months from the effective date of this Agreement (the "Six Month Deadline") to release, terminate, discharge or otherwise eliminate the liens from public record and obtain evidence from the state and Federal tax authorities that the liens have been removed. If as of the Six Month Deadline any Acknowledged Claims remain, Acquiror shall have the right to file a timely Acknowledged Claim and the Stockholders' Representative shall not have the right to file a Response Notice to the Escrow Agent or otherwise challenge an Acknowledged Claim. The Stockholders' Representative agrees that Section 2.4 shall not be applicable to any Acknowledged Claim.

                           ARTICLE III

                  DISTRIBUTION OF ESCROW STOCK
                UPON TERMINATION OF THE AGREEMENT

           3.1 Deadline for Claims and Termination. Acquiror or any other Acquiror Indemnified Person shall not be entitled to assert any claim against the Escrow Stock after the expiration of twelve (12) months after the Effective Time, which Time shall be certified to the Escrow Agent in a written statement signed by the Stockholders' Representative and an authorized representative of the Acquiror (the "Claims Deadline") and delivered to the
Escrow Agent as herein provided; provided, however, that any claim (including any Acknowledged Claim) made in writing on or prior to the Claims Deadline (whether or not formal legal action shall yet have been commenced based upon such claim and whether or not Losses have actually been incurred) shall continue, subject to final resolution as provided herein and in the Merger Agreement. This Agreement shall terminate upon complete
distribution  of  the  Escrow  Stock  in  accordance  with   this
Agreement.

          3.2  Distribution of the Escrow Stock upon Termination.

                (a) On the first business day after the Claims Deadline, the Escrow Agent shall deliver to the Transfer Agent the Escrow Certificates representing each Company Stockholder's interest in that portion of the Escrow Stock not previously distributed or otherwise subject to claims pursuant to Section 2 hereof in accordance with the percentages set forth in Schedule A and shall obtain from the Transfer Agent in replacement thereof stock certificates in the name of each Company Stockholder, duly endorsed by Acquiror, representing each Company Stockholder's interest in such Escrow Stock. Upon receipt of the replacement stock certificates, the Escrow Agent shall deliver the stock certificates to the Stockholders' Representative for distribution to each Company Stockholder. Thereafter, the balance of the Escrow Stock shall continue to be held by the Escrow Agent in accordance with the terms of this Agreement until all claims asserted against the Escrow Stock have been finally resolved in accordance with Section 2 hereof, whereupon the balance of the Escrow Stock shall be distributed to the Company Stockholders as provided in this Section 3.2(a) in full discharge of the Escrow Agent's obligations under this Agreement.

                (b) Notwithstanding the foregoing, in the event that, under any of the provisions contained herein, the Escrow Agent would be required to deliver fractional interests in shares of Acquiror Common Stock to the Company Stockholders, Acquiror shall be entitled, at its option, to purchase from the Escrow Agent that number of shares of Escrow Stock (or fractional interests therein) as shall be necessary to eliminate such fractional interests, at a purchase price equal to the Acquiror Closing Price. In such event, the Escrow Agent shall distribute to the Company Stockholders who would otherwise have been entitled to fractional interests in shares of Acquiror Common Stock, the cash equivalent of such fractional shares based on a purchase price equal to the Acquiror Closing Price. Any such cash received shall not be invested by the Escrow Agent.

                           ARTICLE IV

           RESPONSIBILITIES AND DUTIES OF ESCROW AGENT

           4.1 Rights, Duties, Liabilities and Immunities of Escrow Agent. The duties and obligations of the Escrow Agent shall be determined solely by the provisions of this Agreement, and the Escrow Agent shall be under no obligation to refer to any other documents between or among the parties related in any way to this Agreement except for any documents referenced herein, it being specifically understood that the following provisions of this Article IV are accepted by all parties hereto.

                (a) The Escrow Agent shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument, opinion or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein, any signature thereon or the propriety or validity of the service thereof (and claims made therein).

               (b) The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

                (c) The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for any thing which it may do or refrain from doing in connection herewith, except due to the Escrow Agent's own gross negligence or willful misconduct.

                (d) The Escrow Agent may consult with and obtain advice from legal counsel (which may be in-house counsel) in the event of any question as to any of the provisions of this Agreement or its duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. Subject to the provisions of Section 4.3 hereof, the cost of such services shall be added to and shall become a part of the Escrow Agent's compensation hereunder.

                (e) The Escrow Agent shall have no duties except those expressly set forth herein, and shall not be bound by any notice of a claim or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, unless in a writing received by it, and, if its duties herein are affected, unless it shall have given its prior written consent thereto.

               (f) The Escrow Agent is not a party to and is not bound by the Merger Agreement, nor is it a party to or bound by or charged with notice of any other agreement (other than this Agreement) out of which the Escrow Stock might arise or to which they may relate. The Escrow Agent is not responsible for the recitals appearing in this Agreement. The recitals shall be deemed to be statements of the Acquiror and the Company.

                (g) In the event of any disagreement between any of the parties to this Agreement or between them or any one of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of this Agreement, or in the event the Escrow Agent in good faith shall be in doubt as to what action it should take hereunder, the Escrow Agent shall thereupon have the right (i) to refrain from complying with any claims or demands asserted on it as the Escrow Agent or (ii) to refuse to take any other action hereunder, so long as such disagreement continues or exists, and in either such event, the Escrow Agent shall not be or become liable in any way to any person for the Escrow Agent's failure to act, and the Escrow Agent shall be entitled to continue to refrain from acting, until the rights of all parties shall have been fully and finally resolved pursuant to the Dispute Resolution provisions set forth in Schedule B attached hereto and the Escrow Agent shall have been notified thereof by a writing signed by all such persons. The rights of the Escrow Agent under this subsection (g) are cumulative of all other rights which it may have by law or otherwise. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund.

                (h) Acquiror hereby agrees to indemnify the Escrow Agent for its officers, directors, employees and agents for, and hold them harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including costs and expenses of defending itself from any claims of liability with respect thereto. This
Section 4.1(h) shall survive the termination of this Agreement and the resignation of the Escrow Agent.

                (i) The Dispute Resolution provisions set forth in Schedule B attached hereto are incorporated herein and shall apply hereto.

           4.2 Copies of Certifications, Notices and Other Documentation. Promptly after receipt by the Escrow Agent from the Stockholders' Representative or Acquiror of any written certificate, notice, request, waiver, consent, receipt or other document, the Escrow Agent shall furnish a copy of any of such items to the Stockholders' Representative or Acquiror, as the case may be. Upon receipt by the Escrow Agent of the Escrow Stock to be held in escrow pursuant to this Agreement, the Escrow Agent shall deliver a written receipt therefor to Acquiror and Stockholders' Representative.

           4.3 Compensation. The Escrow Agent undertakes to perform all duties which are expressly set forth herein for the fee set forth in Schedule C attached hereto . The fee shall be payable upon execution of this Agreement. The Escrow Agent shall also be entitled to reimbursement for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel (other than in-house legal counsel) and of all persons not regularly in its employ), exclusive of any such expense, disbursement or advance that may arise from its own gross negligence or willful misconduct. All such compensation and reimbursement of the Escrow Agent under the provisions of this Section 4.3 shall be paid equally by the Company Stockholders and Acquiror. The Acquiror shall have the option at any time to pay any compensation and reimbursement due to the Escrow Agent in satisfaction of the Company Stockholders' obligations hereunder, and upon any such payment, the Acquiror may treat the amount of such payment as an immediate liquidated claim against the Escrow Stock pursuant to Article II above, for which a Response Notice cannot be delivered.

           4.4 Successor Escrow Agent. The Escrow Agent (and any successor Escrow Agent) may at any time resign by giving notice in writing to the Stockholders' Representative and the Acquiror, and the Escrow Agent shall be discharged from its duties hereunder upon the appointment of a successor Escrow Agent as hereinafter provided. In the event of any such resignation, a successor Escrow Agent shall be appointed by written consent of the Stockholders' Representative and the Acquiror; provided if no such successor is so appointed within thirty (30) days of the Escrow Agent's resignation, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor. Any successor Escrow Agent shall deliver to the Stockholders' Representative and Acquiror a written instrument accepting the appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive all assets then held by the predecessor Escrow Agent hereunder.

                            ARTICLE V

                          MISCELLANEOUS

           5.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company Stockholders (by and through the Stockholders' Representative), Acquiror, Merger Sub and the Escrow Agent, and their respective successors and assigns, whether so expressed or not.

           5.2 Modification; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto, or in the case of a waiver, by the party waiving compliance. No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. No modification or waiver of any provision of this Agreement, nor consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

           5.3 Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          5.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          If to Acquiror, to:

          Hagler Bailly, Inc.
          1530 Wilson Boulevard
          Arlington, Virginia  22209
          Telecopier No.:  (703) 351-0352
          Attention:  Stephen V.R. Whitman, Esq.

          With a copy (which shall not constitute notice) to:

          Hogan & Hartson L.L.P.
          555 Thirteenth Street, N.W.
          Washington, D.C.  20004
          Telecopier No.:  (202) 637-5910
          Attention:  David B.H. Martin, Jr., Esq.

          If to the Escrow Agent, to:
          State Street Bank & Trust Company
          225 Franklin Street
          Boston, Massachusetts  02110
          Telecopier No.:  (617) 664-5365
          Attention:  Hagler Bailly/Apogee Research Escrow

          If to the Stockholders' Representative, to:

          Apogee Research, Inc.
          4350 East West Highway
          Bethesda, Maryland  20814
          Telecopier No.:  (301) 654-9355
          Attention:  Richard R. Mudge

          with a copy (which shall not constitute notice) to:

          Holland & Knight, LLP
          2100 Pennsylvania Avenue, N.W.
          Washington, D.C.  20037
          Telecopier No.:  (202) 955-5564
          Attention:  David P. Metzger, Esq.

           5.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

            5.6 Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the Commonwealth of Massachusetts, without regard to the choice of law provisions thereof. The non-prevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including without limitation reasonable attorneys' fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

          5.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          5.8 No Right of Set-Off. The Escrow Agent agrees that it will not assert any right of set-off or similar right it may have with respect to the Escrow Stock or any portion thereof.

           5.9 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

           5.10 Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

           IN WITNESS WHEREOF, each of the parties hereto has executed and delivered this Escrow Agreement, or caused this Escrow Agreement to be duly executed and delivered in its name and on its behalf, as of the day and year first hereinabove set forth.



                              HAGLER BAILLY, INC.


                          By:      /s/ Henri-Claude Bailly
                          Name:     Henri-Claude Bailly
                          Title:    President and Chief Executive Officer


                              HAGLER  BAILLY  ACQUISITION   CORP.
                              1997-1


                              By:
                              Name:                              Daniel M. Rouse
                              Title:                             President







                          SCHEDULE 2.4



                        EXCLUDED MATTERS



The matters set forth below shall not be subject to any indemnification for the amounts set forth below:



$149,515   -     write-off of investment (loan)  in  Apogee
  Capital
$86,842   -    indirect rate variance for prior years
$15,849   -    write-off of accounts receivable
$11,980   -    additional depreciation
$30,000   -    estimated costs in excess of billings for
1997
$53,000   -    self-insurance reserve
$82,225   -    unallowables, rate variance, prior American Expense charges
$153,000  -    for fourth quarter expenses related to Apogee
employee            bonuses
              - reasonable attorney's and accountant's fees for transaction

                           SCHEDULE A



                           SCHEDULE B

                       DISPUTES RESOLUTION

          (a) In the event any dispute arises under or in connection with this Agreement which cannot be resolved between the parties, the dispute will be immediately referred to Executive Negotiation. Executive Negotiation is a process whereby the President of the Company and the President of Acquiror (or their delegates) will confer and negotiate in good faith to seek to resolve the dispute. In the event that either party's representative is not available within forty-eight (48) hours of notice of the dispute, an alternate executive will be specified for the negotiations by that party.

          (b) In the event the parties agree the dispute cannot be resolved by Executive Negotiation, or the dispute is not resolved within thirty (30) days after notice of the dispute, the parties shall attempt to resolve the dispute through Mediation. Either party may avoid Mediation, however, if it determines in its sole discretion that Mediation is futile to resolution of the dispute. Mediation shall involve submission of the dispute to a single third party individual, selected by mutual consent of the parties, and the cost of whom is borne equally by the parties. The parties may submit their dispute orally or in writing to the mediator. The mediator shall confer with the parties, either in person or by electronic means, as agreed to by the parties. The parties shall submit this clause to the mediator, and the mediator shall deliver his/her decision either orally or in writing no later than five (5) calendar days after the conference. Such decision is binding on the parties if the decision does not become the subject of arbitration.

          (c) Executive Negotiation and Mediation, as provided above, shall be a condition precedent to the filing of any arbitration demand under this Agreement by either party, unless a party in its sole discretion serves notice of its belief that Executive Negotiation and/or Mediation is futile to resolution of the dispute. No arbitration demand may be filed until thirty
(30) days after one party has notified the other of its desire to enter into Executive Negotiation or Mediation, provided, however, that such condition precedent shall not apply if either party refuses to continue Executive Negotiation and/or Mediation. In the event Executive Negotiation and/or Mediation are pursued, the combined Executive Negotiation and/or Mediation period shall be deemed to be sixty (60) days from the date of receipt of a request for Executive Negotiations, after which either party may file an arbitration demand.

          (d) In the event that Executive Negotiation and/or Mediation does not resolve the dispute, the parties shall submit the dispute to arbitration, in accordance with this paragraph.
Any dispute between the parties arising under this Agreement, including, without limitation, the termination thereof, but not including any commercial tort, shall be resolved by binding arbitration under the auspices of and according to the commercial rules of the American Arbitration Association. Any arbitration under this provision shall be held in the Commonwealth of Virginia unless the parties mutually agree to another location. The parties further agree that the above dispute or controversy be submitted to one (1) arbitrator selected from the panel of arbitrators of the American Arbitration Association. In selecting an arbitrator, the aggrieved party shall obtain a list of arbitrators from the AAA, strike one name and send it to the other party. The parties shall alternatively strike names until an arbitrator is selected. The parties to any such dispute shall pay their own incurred costs, including, without limitation, reasonable attorneys' fees, and shall split evenly the arbitration costs and arbitrator's fees. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                           SCHEDULE C

                          STATE STREET
                        SCHEDULE OF FEES
                         ESCROW SERVICE
                     FOR HAGLER BAILLY, INC.
                         ACQUISITION OF
                      APOGEE RESEARCH, INC.


Acceptance Fee:                         Waived

Administrative Fee:                     $2,500.00 per year or
                                   part thereof, plus $35.00 per
                                   selling stockholder

Out-of-Pocket Expenses:            At Cost

Legal Fees (Peabody & Arnold):     At Cost




                        November 24, 1997